FOR IMMEDIATE RELEASE

Contact:          Karen J. Thelen
                  Prospect Street High Income Portfolio Inc.
                  (617) 742-3800


                   PROSPECT STREET HIGH INCOME PORTFOLIO INC.
              ANNOUNCES STOCKHOLDER APPROVAL OF ADVISORY AGREEMENT
                     WITH HIGHLAND CAPITAL MANAGEMENT, L.P.
                        AND ELECTION OF SIX NEW DIRECTORS


BOSTON, MA, December 17, 1999 - Prospect Street High Income Portfolio Inc. (the "Fund") (NYSE:PHY) announced today that its stockholders approved a new investment advisory agreement between the Fund and Highland Capital Management, L.P. of Dallas, Texas ("Highland") to take effect upon the closing of the acquisition of certain assets of Prospect Street Investment Management Co., Inc. ("PSIM") by Highland (the "Transaction"). The new advisory agreement will provide for Highland to render its investment advisory services to the Fund in accordance with the same advisory fee schedule currently in effect under its advisory agreement with PSIM. The closing of the Transaction is scheduled for January 21, 2000. The closing of the transaction is also subject to certain other conditions, including refinancing by the fund of it outstanding $50 million senior loan facility.
         The stockholders also elected James Dondero, Mark Okada, John William Honis, Timothy K. Hui, Scott F. Kavanaugh and James F. Leary to the Board of Directors to serve commencing upon the closing of the Transaction and until the next annual meeting of the Fund's stockholders. John S. Albanese, C. William Carey, Harlan D. Platt and Christopher E. Roshier will continue to serve as Directors. Upon the closing of the Transaction, Richard E. Omohundro, Jr., John
A. Frabotta, and Joseph G. Cote will resign from the Board.
         Highland is an investment manager for a number of structured investment vehicles and separate accounts whose portfolios include senior debt instruments and high-yield securities of high-yield issuers. Highland has advised the Fund that it manages approximately $5.5 billion in below-investment-grade ("high-yield") fixed income portfolios for institutional investors.



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